EXHIBIT 10.30



ShopSports.com - SportsPrize Online Store Development and Implementation Project

                                                               September17, 1999
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Overview                                                                      2
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About ShopSports.com                                                          3
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Project Scope                                                                 4
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Project Details                                                               6
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DEVELOPMENT AND IMPLEMENTATION OF THE SP/SSC ONLINE STORE                     6
OPERATIONAL ELEMENTS                                                          6
PRODUCT WAREHOUSING AND FULFILLMENT                                           6
SITE HOSTING                                                                  6
CUSTOMER SERVICE                                                              7
ORDER PROCESSING                                                              7
FINANCIAL REPORTING AND AUDIT SUPPORT                                         7


Project Schedule                                                              9
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Project Fee - Overview                                                        10
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Project Fee - Details                                                         11
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Project Conditions                                                            12
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Proposal Agreement                                                            16
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ShopSports.com - SportsPrize Online Store Development and Implementation Project

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OVERVIEW

SportsPrize Entertainment Inc. ("SP") is in the process of developing an exclusive sports-based entertainment, information and e-commerce portal. SP has asked ShopSports.com ("SSC") to propose a solution to develop and manage the e-commerce component of SP's network. The project has been defined to develop an environment designed to provide 3 categories of shopping experience:

1. Regular Superstore - Designed to be accessible from the www.sportsprize.com site and to provide access for members and non-members to shop from a wide selection of name brand sports equipment and apparel.

2. Winners Store - An exclusive shopping environment allowing different levels of SP's Registered and Non-Registered Members individual pricing structures and merchandising based on their success through the SP Web site.

3. Clearance Store - A clearing center for SP Registered Members to take advantage of specially priced merchandise (e.g. out-of-season, clearance and closeout items).

The project is designed to coincide with SP's comprehensive internal testing of www.sportsprize.com commencing on September 28, 1999, the password protected beta test of the SP Web site commencing on October 6, 1999, and the public beta launch of the SP Web site on October 21, 1999. SSC's estimated completion of this project will be 2-4 weeks from the date of execution of this Agreement between SP and SSC. This proposal excludes the implementation of a "Clearance Store" since currently SSC is in development of this functionality, which is currently expected to be available in early 2000.






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ABOUT SHOPSPORTS.COM

ShopSports.com, based in San Luis Obispo, CA, has been a pioneer in integrated e-commerce solutions for over 3 years. The ShopSports.com team represents a breadth of experience in retail, systems development and online integration. The members of ShopSports.com have developed integrated solutions for companies such as Nike, Intel, AT&T, CareerMosaic, AltaVista and many more. The executive team who will be dedicated to this project are seasoned and experienced professionals and include:

Helio Fialho - CEO/President - Mr. Fialho's distinguished career has spanned over twenty-five years in the retail industry. He has held various positions in store, district, regional and senior management with both mass merchants and specialty retailers such as Lucky Stores, Gemco Department Stores, Target and The Customer Company. For the past eleven years, Mr. Fialho has been with Copeland's Sports and pioneered Online Sports Retailing through AOL in 1996. Since then Mr. Fialho has been a successful innovator in online e-commerce solutions.

Patrick Dahl - Director of Operations - Mr. Dahl has been participating in interactive projects since 1991 working with companies such as Microsoft, Intel, AT&T, AltaVista, CareerMosaic and a host of others. Mr. Dahl brings 9 years of professional interactive experience and a track record of developing operations, sales and marketing programs.

Steve McArthur - Director of Distribution Services - Mr. McArthur is a veteran executive with over 20 years of experience in transportation, distribution and logistics management. Prior to joining Copeland Sports and ShopSports.com in 1992, Mr. McArthur held various management positions with United Parcel Services and Viking Freight Systems.

Dave Miller - Director of Information Systems - Mr. Miller brings over 9 years of programming experience within the retail industry including 5 years of experience with Hind, Inc. where he was responsible for the administration and warehouse management systems. Mr. Miller holds a degree in Computer Programming and is responsible for the build out and maintenance of ShopSports.com's electronic infrastructure.

Scott McClintock - Web Designer - Mr. McClintock has extensive experience in all facets of Web design, production and site management. Scott has developed integrated solutions and Web elements for StarMedia, MSNBC, Amazon and more.

The combined expertise of the outlined team, and the talented Production, Merchandising and Customer Service resources of ShopSports.com, ensure the successful and high quality project execution.



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PROJECT SCOPE

SSC will develop a co-branded shopping environment (both a "Winners Store" and "Regular Superstore") accessible through the SP Web site. The SportsPrize Online Store (SP/SSC Online Store) will provide the two shopping environments as defined below:

     o Winners Store - The co-branded "Winners Store" will provide SP Registered and Non Registered Members selected access to a predetermined collection of products (to be agreed upon by both SP and
          SSC) at variable discounts based on success in the SP game environment. The Winners Store will reward weekly winners with one shopping experience at a percentage discount above 10%. Each winner faces the following limitations, if the discount is above 10%:

     o One shopping experience will be allowed per week to be defined as one transaction or checkout through the SP/SSC Online Store shopping cart;

     o A single quantity selection will be allowed for each SKU for each shopping experience and;

     o The complete weekly shopping experience for each qualified user will NOT exceed $5000 (this level can change based on agreement by both SSC and SP).

     Regular Superstore - The co-branded "Regular Superstore" will offer SP Web site users access to a select collection of products and features in the 8 Superstores and 5 Specialty shops found on www.shopsports.com. SP members that have an Active Game on the SP Web site will be eligible for a global discount of 5%.

SP will leverage SSC's Integrated e-Commerce Solution (IeCS), merchandise already selected for www.ShopSports.com, and comprehensive services to support:

     Development and Implementation of the SP/SSC Online Store
     Operational Elements including:
         Product Warehousing and Fulfillment
         Site Hosting
         Customer Service
         Order Processing
         Financial Reporting and Audit Support

The co-branded environment will communicate clearly to the customer that this is the SportsPrize Online Store powered by SSC (to be phrased as "in partnership with ShopSports.com"). The SP logo will be the dominant brand on pages in the SP/SSC Online Store placed in the upper left hand corner with the SSC logo represented at 25% of the dimensional size of the SP logo. Additionally, the SP Registered and Non-Registered Members will be informed that the service is fulfilled and supported by SSC through clear logo branding and written statements throughout the SP/SSC Online Store including shopping cart pages and all email and paper correspondence. SP Registered and Non-Registered Members will be provided with access to the products found on www.shopsports.com. Pricing structures and creative elements (within the left navigational and masthead framesets) will be adjusted from time to time to conform to



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the  goals  of the  project  as  agreed  upon  by both  SSC  and SP and  related development costs will be presented to SP as requested.

This document was developed under, and is subject to, the conditions defined under the Project Conditions section of this proposal.











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PROJECT DETAILS

The proposed project will address in this section each of the elements outlined in the Project Scope pertaining to the SP/SSC Online Store launch.

DEVELOPMENT AND IMPLEMENTATION OF THE SP/SSC ONLINE STORE

SSC will develop a co-branded version of the current SSC Online Store environment incorporating online shopping functionality and secure checkout capabilities comparable to those currently found on www.ShopSports.com. SSC does not intend to provide value added services including but not limited to Sports Lounge, Brand Showcases, Partner Showcases, ClickRewards, e-Centives, coupon technology, SSC contests and promotions and/or Free Shipping. SP will provide approved creative elements that will be used to populate the left navigation frame and the upper masthead frame of the co-branded Online Store. SSC will make reasonable efforts to adapt creative elements for the application under the rate structure defined under Project Fees included herewith.

OPERATIONAL ELEMENTS

The Operational Elements to be provided for the SP/SSC Online Store are defined as Product Warehousing and Fulfillment, Site Hosting, Customer Service, Order Processing and Financial Reporting and Audit Support.

     Product Warehousing and Fulfillment
     SSC will provide warehousing and fulfillment of SSC merchandise from its facility in San Luis Obispo, CA. as they pertain to the operations of the SP/SSC Online Store. These services include warehouse storage, receiving and shipping, order handling and inventory management and shall be limited to merchandise already selected for and available at www.ShopSports.com. Packing information delivered to the customer will be conveyed on ShopSports.com packing slips and have clear information about the SP/SSC partnership. Services to provide specific SP selected merchandise can be accommodated and will be bid on separately from this proposal.

     Site Hosting
     The SP/SSC Online Store will be hosted on and through the SSC server farm based in San Luis Obispo, CA. Hosting services will include:

     o    Server  Hosting  and  Bandwidth-  Utilization  of  server  facilities,
          internet  connectivity,   disk  storage  space,  electricity,   backup
          services and associated software as they relate to this project.

     o Online Traffic and Transaction Monitoring - SSC will assess on a monthly basis traffic levels directed to the SP/SSC Online Store from www.sportsprize.com. Additional statistical information on traffic will be provided as it pertains to page views, hits and sessions. SSC will provide SP a detailed monthly report by the 15th of the month following on sales transactions as defined under the Financial Reporting and Audit Support section of this proposal. The final format of this report will be established prior to project formal launch.



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     SSC's current average uptime is  approximately  99.7% supported by 24/7 and on-call staff to address issues that arise during the course of business. Although SSC does not guarantee the amount of server uptime during this arrangement, SSC will maintain reasonable efforts to achieve an ongoing commitment goal of at least 98% uptime. SSC does not assume any liability for events outside the direct control of SSC, including but not limited to service failure, Internet infrastructure downfalls, acts of third parties and natural disasters. Should unforeseen circumstances increase server downtime, SSC and SP will collaborate in an attempt to establish a proper course of action to satisfy both parties' interests.

     Customer Service
     The SP/SSC Online Store customer service function will be provided by SSC and operated out of the SSC facilities in San Luis Obispo, CA. These responsibilities are expected to include:

     o    Handling customer phone and email inquiries.
     o Recognizing and compiling customer issues and requests for future SP/SSC Online Store development.
     o    Reviewing   transactions  and  customer  patterns  to  support:   site
          upgrades, fraud deterrence, process complications, etc.

     The SSC Customer Service function will recognize SP as a partner and will refer any SP technical or business related issues to an appropriate and agreed upon resource at SP.

     Order Processing
     SSC will process product orders placed by customers who follow special links from SP to the SP/SSC Online Store. SSC reserves the right to reject orders that do not comply with requirements that SSC may establish to deter fraud or any other inappropriate activity. SSC will be responsible for all aspects of order processing and fulfillment. Among other things, SSC will prepare co-branded order forms, process payments, cancellations, and returns.

     Financial Reporting and Audit Support
     SSC will track sales made to customers who purchase products through the SP/SSC Online Store and will provide monthly reports summarizing the sales activity. Monthly reporting will include the: (i) Gross Revenue for all products sold, (ii) Outgoing Freight and Handling charges (iii) Net Margin,
     (iv) taxes if any and (v) Cost of Goods Sold. SSC will pay SP the Gross Revenue for each month approximately 30 days following the end of each calendar month. SSC will then immediately invoice SP for the Cost of Goods Sold (COGS), Outgoing Freight and Handling charges charged to customer and Overhead, and SP will pay this invoice 30 days from invoice date. SP will be responsible for all legal, business and tax reporting including but not limited to governmental reporting and all tax liabilities related to the sales generated by the SP/SSC Online Store. SSC will provide reasonable audit support related to the sales activity for the SP/SSC Online Store.



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     By way of  example,  the amount  paid by SP to SSC and by SSC to SP will be made up as follows:

     Selling price of goods                                          $ 93.00
     Out going freight and handling                                  $  5.00
     Sales Taxes                                                     $  2.00
     Total Invoice (paid to SSC)                                     $100.00

     Amount paid by SSC to SP                                        $100.00

     COGS
         Supplier cost less discount                                 $ 60.00
         Incoming Freight                                            $  1.00
     Total Cost of Goods Sold (COGS)                                 $ 61.00
     Outgoing Freight and Handling charges                           $  5.00
     Overhead (50% Net Margin or ((100-5-2-61)/2)                    $ 16.00
     Amount paid by SP to SSC                                        $ 82.00



     If a customer navigates to www.ShopSports.com independent of SP, SP will be given credit for any related sales unless a customer in anyway overwrites or removes the identifying Cookie in which case they are excluded from this limitation.









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PROJECT SCHEDULE
The following is an estimate of the timing for the SP/SSC Online Store Development and Implementation Project. This timing is based on approval of contract terms and project commencement by September 20, 1999.

   Project Delivery                                 Estimated Delivery Dates
   ----------------                                 ------------------------

   Project Commencement                                September 20, 1999

   Winners Store Launch                                 October 4, 1999

   Regular Superstore Launch                            October 18, 1999


This timeline may vary based on scheduling conflicts, SP's ability to provide necessary elements and information, and SP's participation. All commercially best efforts will be made on the part of SSC to achieve the outlined timing.









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PROJECT FEE - OVERVIEW
ShopSports.com proposes the following budget for the development and operation of the co-branded SP/SSC Online Store Development and Implementation Project to be delivered within 2-4 weeks of both parties signing this Agreement.

Site Development and Implementation  .................................  $29,800

The fee is payable in two payments during the 2-4 week project. The first payment of $15,000 or approximately 50% of the set-up fees associated with the SP/SSC co-branded site shall be due at the time of signing this proposal and the remainder shall be due upon launch of the Regular Superstore.

Ongoing Fees
In addition to the Site Development and Implementation fee, SSC will invoice SP on monthly basis pursuant to the terms set forth above under the Financial Reporting and Audit Support section of this Agreement. SP will be responsible for all legal, business and tax reporting including but not limited to governmental reporting and all tax liabilities related to the sales generated by the SP/SSC Online Store.

Payment terms are net 30 (thirty) days from the invoice date. ShopSports.com reserves the right to modify the set-up fees for this project if significant changes are made to the project's specifications, schedule or scope. If any such additional services are necessary, upon SP's written approval, they will be billed on a time and material (T&M) basis pursuant to the accompanying Project Fee Schedule.









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

PROJECT FEE - DETAILS

SITE DEVELOPMENT and IMPLEMENTATION                                                          Cost
-----------------------------------                                                          ----
Site Redesign and Development
Content and Creative Procurement and Organization                                            $190
Design development and modification (assuming raw PhotoShop files from                       $570
Existing Host)
HTML/JavaScript Production                                                                 $3,040
Subtotal                                                                                   $3,800

Site Review, QC, and Launch
Proof content and Review Design                                                            $1,200
Platform reconciliation                                                                      $600
Subtotal                                                                                   $1,800

Programming
Standard Shopping Cart, ASP and Database Development                                       $3,600
Custom Shopping Cart, ASP and Database Development                                         $9,000
SSC's IeCS and EOM technology enterprise fee                                               $8,000
Subtotal                                                                                  $20,600

Project Management
Information Architecture (Page Layout)                                                       $600
Site Architecture                                                                            $600
Client and Project Supervision                                                             $2,400
Subtotal                                                                                   $3,600


Site Development Total                                                                    $29,800


ShopSports.com Hourly Rates
Consulting and Project Management                                                            $150
Programming                                                                                  $125
Development and Design                                                                        $95
Production/Administrative Services                                                            $85






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PROJECT CONDITIONS
The following assumptions were made regarding the scope of SSC's involvement in this project when determining the schedule and budget contained herein:

o Development Duration: This budget is based on development duration of approximately 2-4 weeks.

o Agreement Duration and Review: The terms of this Agreement upon approval of both parties will remain in effect for one (1) year from the date hereof (Initial Term). This Agreement shall be automatically extended for successive one year periods (each a Contract Year) unless either party notifies the other in writing of its election to have the Agreement expire at least sixty (60) days in advance of the end of the Initial Term or any subsequent Contract Year. Either party may terminate this Agreement at any time after the effective date hereof with cause, by giving the other party 90 days written notice of termination. From time to time SP and SSC each will review this Agreement and evaluate the SP/SSC Online Store functionality, operations and pricing structure.

o Nature of Work: SP will provide all creative elements to be used by SSC in development of navigation, branding and other user interface elements (graphics, navigation, interaction model) for the site. It is anticipated that SSC will provide visual design and client-side functionality at the interface-level of the site. For the purpose of this proposal, "client-side" includes HTML, Javascript, ASP scripting, etc. SSC will make commercially best efforts to facilitate integration with SP's backend user database to sustain communication between the two companies systems as it pertains to users recognition, permissions and pricing. SSC understands that despite its best efforts, if the integration of the SP/SSC Online site is unsuccessful (defined under Scope of Project) SP will have the unilateral right to cancel the Agreement. SSC does not include systems integration for any other SP existing systems or non-traditional Web technologies (i.e. VRML, Shockwave, Flash), although we can provide these services at an additional cost.

o SP Ownership: SP will have ownership of all SP specific images, copy and HTML programming used to produce the site excluding product data, SSC contributed content and related files. All customer information will be the property of both SP and SSC. SSC acknowledges that the customers and sales that are generated through the SP/SSC store will be due to traffic in the SP Web site except as provided below. Accordingly, in the event the Agreement is terminated, SSC agrees not to contact SP's customers for at least one year after the Termination Date of the Agreement. SSC also agrees not to contact, in electronic format, any customers directly attributed to the SP/SSC Online Store during the term of the agreement. Not withstanding anything else in this Agreement customers who navigate to www.ShopSports.com independent of SP, regardless of previous connection to SSC through SP, or in anyway overwrite or remove the identifying Cookie are excluded from this limitation.

o SSC Ownership: The back-end shopping cart technology, inventory management systems and distribution facilities will remain the property of SSC. The Internet server, all equipment and lines used to host the site, and any specific scripts used for extended functionality beyond standard HTML code will remain the property of SSC. SSC shall make available the SSC shopping cart technology for the duration of this contract.

o Budget: This budget was created under the assumption that SP, or its designate(s) will provide all content (i.e. copy, text-based information such as articles and original site creative). SSC can provide these services for an additional fee and can provide an estimate based on the rates defined under the Project Fee section of this Agreement.

o Responsibility for SP - SP will be solely responsible for the development, operation, and maintenance of www.sportsprize.com and for all materials that appear on www.sportsprize.com. For example, SP will be solely responsible for: (a) the technical operation of the SP site, (a) all related equipment used for creating and hosting of www.sportsprize.com, (c) the accuracy and appropriateness of materials posted on the SP site (including, among other things, all product-related materials), (d) ensuring that materials posted on the SP site do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy, or other personal or proprietary rights) and (e) ensuring that materials posted on the SP site are not libelous or otherwise illegal.

o    Responsibility   for  SSC  -  SSC  will  be  solely   responsible  for  the
     development, operation, and maintenance of www.shopsports.com and for all materials that appear on the SP/SSC Online Store.


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     For example, SSC will be solely responsible for: the technical operation of
     www.shopsports.com and all related equipment creating and posting product descriptions on the www.shopsports.com and linking those descriptions to its catalog. For example, SSC will be solely responsible for: (a) The accuracy and appropriateness of materials posted on the www.shopsports.com
     (including,   among  other  things,  all  product-related  materials),  (b)
     ensuring that materials posted on the SSC site do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy, or other personal or proprietary rights) (c) ensuring that materials posted on the SSC site are not libelous or otherwise illegal.

o Audit Rights: During the term of this Agreement and for a period of one (1) year thereafter, SP shall have the right, not more than once per year, upon thirty (30) days written notice, and only between April 1 - September 30 of each year, and at its expense, to examine, audit and take extracts from SSC's books and records related to the payments to vendors/suppliers as they relate to Cost of Goods Sold (COGS). In the event any such examination or audit reveals an over billing of amounts due, SSC shall promptly pay the amounts owed.

o Limitation of Liability: SSC and SP will not be liable for indirect, special, or consequential damages (or any loss of revenue, profits, or data) arising in connection with this Agreement, even if SSC or SP have been advised of the possibility of such damages. SSC and SP make no express or implied warranties or representations regarding products, services and/or information on the SP/SSC Online Store (including, without limitation, implied warranties of merchantability, fitness for a particular purpose, non-infringement, or any implied warranties arising out of a course of performance, dealing, or trade usage). In addition, SSC and SP make no representations that the operation of the SP/SSC Online Store will be uninterrupted or error-free, and will not be liable for the consequences of any interruptions or errors. SSC and SP disclaim any and all liability for these matters.

o Confidentiality: Duty to Protect. Except as otherwise required by law or the regulations of any securities exchange, each party agrees not to disclose Confidential Information (as defined herein) of the other party hereto to any third party other than their respective directors, officers, employees and agents, advisors (including legal, financial and accounting advisors) and other persons directly or indirectly engaged to do work therefor. Each party agrees to protect Confidential Information disclosed by the other party from unauthorized disclosure with at least the same degree of care as it normally exercises to protect its own proprietary information of a similar nature. Each party hereto further agrees to restrict the use of Confidential Information hereunder to use solely for the purposes contemplated by this Agreement. Definition. "Confidential Information" means all non-public, confidential or proprietary information that one party hereto or its Representatives make available to the other party or its Representatives in connection with this Agreement. "Confidential Information" includes, without limitation, the terms of this Agreement as well as information related to the past, present and future plans, ideas, business strategies, marketing programs, activities, customers and suppliers of each party. "Confidential Information" shall not include information that: (a) was, at the time of its disclosure hereunder to the receiving party, already in the possession of the receiving party free of obligation to the other party to keep it confidential; (b) is or becomes generally available to the public other than as a result of breach of this Agreement by the receiving party or its Representatives; (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its Representatives, provided that such source is not to the knowledge of the receiving party bound by a confidentiality agreement or other legal or fiduciary obligation of secrecy to the disclosing party; or (d) is developed independently by the receiving party. Right to Injunctive Relief In the event of any breach of this Section, the non breaching party will be entitled, in addition to


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     any other remedies that it may have at law or in equity, to seek injunctive relief or an order of specific performance. The provisions of this Section and the obligations of the parties hereunder shall survive the termination of this Agreement for a period of two (2) years.

o No Joint Venture: The parties are independent contractors with respect to each other. Each party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or authority to create any obligation or responsibility on behalf of the other.

o Entire Agreement: This Agreement constitutes the complete, final and exclusive understanding and agreement between the parties with respect to the transactions contemplated herein, and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement or communication between the parties concerning the subject matter hereof.

o Miscellaneous: This Agreement will be governed by the laws of the United States and the state of California, without reference to rules governing choice of laws. Any action relating to this Agreement must be brought in the federal or state courts located in and for the County of San Luis Obispo, California, and SP and SSC each irrevocably consent to the jurisdiction of such courts. SP may not assign this Agreement, by operation of law or otherwise, without SSC's prior written consent of the other party. Subject to that restriction, this Agreement will be binding on, inure to the benefit of, and enforceable against the parties and their respective successors and assigns. SSC's failure to enforce the strict performance of any provision of this Agreement will not constitute a waiver of SSC's right to subsequently enforce such provision or any other provision of this Agreement.

o Pricing: The pricing of items in the SP/SSC Online Store will be competitive with the prices of items listed in the SSC store.

Terms and Definitions
The following Terms and Definitions are used in this Agreement and are understood to be defined as follows:

o Active Game: shall be defined as a member who has created one or more tickets to play the game on the SP Web site during the current or previous week.

o COGS shall be defined as the amount paid by SSC to the supplying manufacturer or vendor for the product(s) sold plus distribution and handling fees for products.

o Cookies: Cookies are a general mechanism which server side connections (such as CGI scripts) can use to both store and retrieve information on the client side of the connection. SSC uses Cookies to track the origin of customers to the SSC servers in San Luis Obispo, CA. Cookies can be manually removed or rejected by the customers and can also be reset when a customer navigates to SSC through other SSC partners and links on the WWW.

o Gross Revenue or Gross Sales: The amount paid by the customer which will include the selling price of the goods after discount if any, plus Outgoing Freight and Handling and taxes if any.

o Integrated e-Commerce Solution (IeCS): SSC's term to define the comprehensive e-commerce solution with services including but not limited to: e-commerce shopping cart technology, electronic inventory/SKU management tools, product warehousing, fulfillment, Web site hosting, customer service, order processing, financial reporting and audit support pertaining to sales directly related to the Agreement.

o Net Margin: The amount paid by the customer for the goods less Outgoing Freight and Handling Charges charged to customer if any, and less taxes if any, minus COGS.

o Non-Registered Members: Non-Registered Members are defined as visitors to www.sportsprize.com who do not volunteer information required to receive a login and password to gain access to Registered Members areas.

o Operational Elements: Product warehousing and fulfillment, site hosting, customer service and Financial Reporting and Audit Services.

o Outgoing Freight and Handling Charges: The amount charged to the customer at the point of purchase for services related to the delivery of purchased goods (this amount is derived by adding calculated carrier charges plus SSC's packaging and handling charges and is calculated at the time of purchase based on current market conditions).



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o    Overhead will be fees for other  selling and overhead  expenses and will be computed and billed based on 50% of the Net Margin (as defined below) of all products sold and fulfilled through the SP/SSC Online Store. Any returned or exchanged merchandise will be credited to the monthly sales report in the month following the month that the return or exchange is consummated.

o    Registered   Members:   Registered  Members  are  defined  as  visitors  to
     www.sportsprize.com and volunteer information required for them to receive a login and password for access to play in the SP game environment.















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PROPOSAL AGREEMENT
SportsPrize Entertainment Inc. and ShopSports.com each hereby agree to the terms set forth in this agreement and understand the fees and commitments associated therewith. Project will commence within 1 business day of signing this Agreement.




Submitted by: /s/ [Illegible]        Date:  9-22-99
--------------------------------
Helio Fialho, CEO
ShopSports.com


Accepted by: /s/ B.R. Cameron        Date:  9/18/99
             -----------------------

Name:  Bruce R. Cameron
Title: President and CFO
SportsPrize Entertainment Inc.














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